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                                                                   EXHIBIT 10.25

                               SEVERANCE AGREEMENT

      This SEVERANCE AGREEMENT (the "AGREEMENT") is made and entered into effective as of November 13, 2003 (the "EFFECTIVE Date"), by and between ANADYS PHARMACEUTICALS, INC., a Delaware corporation (the "COMPANY"), and STEVE WORLAND (the "EXECUTIVE"). The Company and the Executive are hereinafter collectively referred to as the "PARTIES", and individually referred to as a "PARTY".

                                    AGREEMENT

      In consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

      1. LOYALTY; AT WILL EMPLOYMENT. During the Executive's employment by the Company, the Executive shall devote Executive's full business energies, interest, abilities and productive time to the proper and efficient performance of Executive's duties as an officer of the Company. Executive's employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without cause, by either Executive or Company, subject to the provisions of section 2.2 below.

      2.    TERM; COMPENSATION UPON TERMINATION.

            2.1 TERM. The term of this Agreement (the "TERM") shall begin on the Effective Date and shall continue until Executive's employment with the Company is terminated for any reason.

            2.2   COMPENSATION UPON TERMINATION.

                  2.2.1 DEATH OR COMPLETE DISABILITY. If the Executive's employment with the Company is terminated as a result of death or Complete Disability, the Company shall pay to Executive, and/or Executive's heirs, the Executive's base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive and/or Executive's heirs under this Agreement.

                  2.2.2 WITH CAUSE OR WITHOUT GOOD REASON. If the Executive's employment with the Company is terminated by the Company for Cause or if the Executive terminates his employment with the Company without Good Reason, the Company shall pay the Executive's base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive under this Agreement.

                  2.2.3 WITHOUT CAUSE OR WITH GOOD REASON. If the Company terminates the Executive's employment without Cause or the Executive resigns with Good Reason, the Company shall pay the Executive's base salary and accrued and unused vacation


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earned through the date of termination, at the rate in effect at the time of termination subject to standard deductions and withholdings. In addition, subject to the limitations stated in Section 2.2.4 herein and upon the Executive's furnishing to the Company an effective waiver and release of claims (a form of which is attached hereto as Exhibit A), the Executive shall be entitled to:

                  (I) The equivalent of six (6) months of the Executive's annual base salary in effect at the time of termination, less standard deductions and withholdings;

                  (II) Reimbursement for continued health insurance coverage under COBRA, provided that Executive elects such coverage, for the same portion of Executive's COBRA health insurance premium that it paid during the Executive's employment up until the earlier of either (i) nine (9) months after the date of termination or, (ii) the date on which the Executive begins full-time employment with another company or business entity, which provides Executive with similar benefits; and

                  (III) Outplacement services for a period of six (6) months to be provided by an outplacement firm mutually acceptable to the Company and Executive.

                  2.2.4 COVENANT NOT TO COMPETE. Notwithstanding any provisions in this Agreement to the contrary, including any provisions contained in this
Section 2.2, the Company's obligations, and the Executive's rights, pursuant to
Section 2.2.3 shall cease and be rendered a nullity immediately should the Executive violate any provision of Section 1 herein, or should the Executive violate the terms and conditions of the Executive's Agreement for Employees dated March 22, 2001 (proprietary information and inventions agreement) with the Company.

                  2.2.5 TERMINATION OF OBLIGATIONS. In the event of the termination of the Executive's employment with the Company, the Company shall have no obligation to pay Executive any base salary, bonus or other compensation or benefits, except as provided in this Section 2 or for benefits due to the Executive (and/or the Executive's dependents) under the terms of the Company's benefit plans. The Company may offset any amounts Executive owes it or its subsidiaries against any amount it owes Executive pursuant to this Section 2.2.

            2.3 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

                  2.3.1 COMPLETE DISABILITY. "COMPLETE DISABILITY" shall mean the inability of the Executive to perform the Executive's duties under this Agreement because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term "COMPLETE DISABILITY" shall mean the inability of the Executive to perform the Executive's duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated the Executive from satisfactorily performing all of the Executive's usual services for the Company for a period of at


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least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

                  2.3.2 GOOD REASON. "GOOD REASON" for the Executive to terminate the Executive's employment hereunder shall mean the occurrence of any of the following events without the Executive's consent:

                  (I) a significant adverse change in the nature or scope of Executive's job responsibilities;

                  (II) the relocation (or demand for relocation) of Executive's place of employment to a point more than thirty (30) miles from Executive's current place of employment; and

                  (III) a reduction in the total annual compensation package paid to Executive as initially set forth in this Agreement.

                  2.3.3 FOR CAUSE. "CAUSE" for the Company to terminate Executive's employment hereunder shall mean the occurrence of any of the following events:

                  (I) the Executive's failure to satisfactorily perform Executive's assigned duties with the Company, or any successor thereof, in the best interest of the Company (except for the failure resulting from Executive's incapacity due to Complete Disability, or any such actual or anticipated failure resulting from a Good Reason termination which is not corrected within thirty
(30) days of receiving notice of such failure from the Company specifying in reasonable detail the nature of such failure);

                  (II) the Executive's commission of an act that materially injures the business of the Company;

                  (III) the Executive's conviction of a felony involving moral turpitude; and

                  (IV) the Executive's engaging or in any manner participating in any activity which is directly competitive with or injurious to the Company or any of its Affiliates or which violates any material provisions of the Executive's Agreement for Employees dated March 22, 2001 (proprietary information and inventions agreement) with the Company.

            2.4   SURVIVAL OF CERTAIN SECTIONS. Sections 1.2, 2.2.3, 2.2.4,
2.2.5 and 2.4 of this Agreement will survive the termination of this Agreement.

      3. GENERAL. This Agreement is made in San Diego, California. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California. This Agreement supercedes and replaces any other agreement between Executive and the Company regarding severance benefits and cannot be amended or modified except by written agreement between Executive and the Company. This Agreement may be executed in two


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counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ANADYS PHARMACEUTICALS, INC.


By:  /s/ Kleanthis G. Xanthopoulos, Ph.D.
     ---------------------------------------
Its:   President and Chief Executive Officer
       -------------------------------------



Dated:  November 14, 2003
        ---------------------------------



EXECUTIVE:


/s/ Steve Worland
-----------------------------------------
STEVE WORLAND




Dated:  November 14, 2003
        ---------------------------------





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                                    EXHIBIT A

                          RELEASE AND WAIVER OF CLAIMS

      In consideration of the payments and other benefits set forth in Section
2.2 of the Severance Agreement dated November 13, 2003, to which this form is attached, I, STEVE WORLAND, hereby furnish ANADYS PHARMACEUTICALS, INC. (the "COMPANY"), with the following release and waiver ("RELEASE AND WAIVER").

      In exchange for the consideration provided to me by the Severance Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), and the California Fair Employment and Housing Act (as amended).

      I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

      I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier);
(d) I have seven (7) days


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following the execution of this Release and Waiver to revoke my consent to this
Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

      If I am less than 40 years of age upon execution of this Release and Waiver, I acknowledge that I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have five (5) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier).

      I acknowledge my continuing obligations under my Agreement for Employees dated March 22, 2001 (proprietary information and inventions agreement), a copy of which is attached hereto as Exhibit B. Pursuant to the Agreement for Employees I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Agreement for Employees.

      This Release and Waiver, including Exhibit B hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:                                       By:
      ------------------                        --------------------------------
                                                STEVE WORLAND



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